Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2023 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 4, 2023 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2023, and the declaration of a cash dividend.

For the first quarter ended March 31, 2023, revenue increased 4.1% to $1,665.0 million, compared to $1,599.5 million for the same quarter, prior year. Income from operations increased 45.7% to $151.5 million for the first quarter ended March 31, 2023, compared to $104.0 million for the same quarter, prior year. Net income increased 52.4% to $85.3 million for the first quarter ended March 31, 2023, compared to $55.9 million for the same quarter, prior year. Adjusted EBITDA increased 30.6% to $214.1 million for the first quarter ended March 31, 2023, compared to $163.8 million for the same quarter, prior year. Earnings per common share increased 51.3% to $0.56 for the first quarter ended March 31, 2023, compared to $0.37 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2023, Select Medical operated 105 critical illness recovery hospitals in 28 states, 32 rehabilitation hospitals in 12 states, 1,936 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 539 occupational health centers in 41 states. At March 31, 2023, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2023, revenue for the critical illness recovery hospital segment was $593.9 million, compared to $601.8 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 113.5% to $76.8 million for the first quarter ended March 31, 2023, compared to $36.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 12.9% for the first quarter ended March 31, 2023, compared to 6.0% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2023 and 2022.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2023, revenue for the rehabilitation hospital segment increased 4.9% to $231.5 million, compared to $220.6 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 11.4% to $47.2 million for the first quarter ended March 31, 2023, compared to $42.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.4% for the first quarter ended March 31, 2023, compared to 19.2% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2023 and 2022.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2023, revenue for the outpatient rehabilitation segment increased 8.8% to $295.9 million, compared to $271.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 13.5% to $30.2 million for the first quarter ended March 31, 2023, compared to $26.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.2% for the first quarter ended March 31, 2023, compared to 9.8% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for the first quarters ended March 31, 2023 and 2022.

Concentra Segment

For the first quarter ended March 31, 2023, revenue for the Concentra segment increased 7.8% to $456.3 million, compared to $423.4 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 4.8% to $93.7 million for the first quarter ended March 31, 2023, compared to $89.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.5% for the first quarter ended March 31, 2023, compared to 21.1% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for the first quarters ended March 31, 2023 and 2022.

Dividend

On May 3, 2023, Select Medical’s Board of Directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about May 31, 2023, to stockholders of record as of the close of business on May 18, 2023.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2023, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the three months ended March 31, 2023. Since the inception of the common stock repurchase program through March 31, 2023, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Financing Transaction

On February 21, 2023, Select Medical entered into Amendment No. 6 to its senior secured credit agreement. Amendment No. 6 extended the maturity date on $530.0 million of the total borrowing capacity of $650.0 million under the revolving credit facility to March 6, 2025; however, in the event that Select Medical’s term loan borrowings under its senior secured credit agreement are not refinanced by January 3, 2025, the maturity date for those revolving credit facility borrowings will be January 3, 2025.

Business Outlook

Select Medical reaffirms its 2023 business outlook for revenue, which was provided most recently in its February 23, 2023 press release. Select Medical continues to expect consolidated revenue to be in the range of $6.5 billion to $6.7 billion for the full year of 2023. Select Medical is also issuing its 2023 business outlook for Adjusted EBITDA and fully diluted earnings per common share. Select Medical expects Adjusted EBITDA to be in the range of $780.0 million to $820.0 million and fully diluted earnings per common share to be in the range of $1.75 to $1.99. A reconciliation of full year 2023 Adjusted EBITDA expectations to net income is presented in table VII of this release.

Conference Call

Select Medical will host a conference call regarding its first quarter result and its business outlook on Friday, May 5, 2023, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2023 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the continuing effects of the COVID-19 pandemic including, but not limited to, the prolonged disruption to the global financial markets, increased operational costs due to recessionary pressures and labor costs, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$1,599,547	$1,664,980	4.1%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,407,010	1,418,819	0.8
General and administrative	37,513	42,279	12.7
Depreciation and amortization	51,039	52,425	2.7
Total costs and expenses	1,495,562	1,513,523	1.2
Income from operations	103,985	151,457	45.7
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	5,397	8,556	58.5
Interest expense	(35,514)	(48,571)	36.8
Income before income taxes	73,868	111,442	50.9
Income tax expense	17,942	26,185	45.9
Net income	55,926	85,257	52.4
Less: Net income attributable to non-controlling interests	6,809	14,452	112.2
Net income attributable to Select Medical	$49,117	$70,805	44.2%
Basic and diluted earnings per common share:(1)	$0.37	$0.56

(1)            Refer to table II for calculation of earnings per common share.

II. Earnings per Share

For the Three Months Ended March 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2022 and 2023:

	Basic and Diluted EPS
	Three Months Ended March 31,
	2022	2023
Net income	$55,926	$85,257
Less: net income attributable to non-controlling interests	6,809	14,452
Net income attributable to Select Medical	49,117	70,805
Less: net income attributable to participating securities	1,643	2,573
Net income attributable to common shares	$47,474	$68,232

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2022 and 2023:

	Three Months Ended March 31,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$47,474	129,010	$0.37	$68,232	122,553	$0.56
Participating securities	1,643	4,464	$0.37	2,573	4,622	$0.56
Total	$49,117			$70,805

(1)            Represents the weighted average share count outstanding during the period.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2022	March 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$97,906	$83,703
Accounts receivable	941,312	997,274
Other current assets	232,095	232,756
Total Current Assets	1,271,313	1,313,733
Operating lease right-of-use assets	1,169,740	1,186,534
Property and equipment, net	1,001,440	987,283
Goodwill	3,484,200	3,484,594
Identifiable intangible assets, net	351,662	346,606
Other assets	386,938	380,986
Total Assets	$7,665,293	$7,699,736
Liabilities and Equity
Current Liabilities:
Payables and accruals	$874,016	$832,099
Current operating lease liabilities	236,784	239,713
Current portion of long-term debt and notes payable	44,351	113,894
Total Current Liabilities	1,155,151	1,185,706
Non-current operating lease liabilities	1,008,394	1,024,676
Long-term debt, net of current portion	3,835,211	3,766,838
Non-current deferred tax liability	169,793	163,024
Other non-current liabilities	106,137	106,652
Total Liabilities	6,274,686	6,246,896
Redeemable non-controlling interests	34,043	34,399
Total equity	1,356,564	1,418,441
Total Liabilities and Equity	$7,665,293	$7,699,736

IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$55,926	$85,257
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	7,486	2,566
Depreciation and amortization	51,039	52,425
Provision for expected credit losses	94	429
Equity in earnings of unconsolidated subsidiaries	(5,397)	(8,556)
Gain on sale or disposal of assets	(23)	(7)
Stock compensation expense	8,823	10,181
Amortization of debt discount, premium and issuance costs	558	565
Deferred income taxes	420	(2,601)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(52,225)	(55,397)
Other current assets	(1,819)	(11,742)
Other assets	2,686	3,659
Accounts payable and accrued expenses	1,697	(25,339)
Government advances	(62,928)	—
Net cash provided by operating activities	6,337	51,440
Investing activities
Business combinations, net of cash acquired	(5,186)	(397)
Purchases of property, equipment, and other assets	(46,845)	(58,885)
Investment in businesses	(3,337)	(9,800)
Proceeds from sale of assets	37	20
Net cash used in investing activities	(55,331)	(69,062)
Financing activities
Borrowings on revolving facilities	280,000	225,000
Payments on revolving facilities	(100,000)	(210,000)
Borrowings of other debt	15,794	21,448
Principal payments on other debt	(9,188)	(11,170)
Dividends paid to common stockholders	(16,691)	(15,897)
Repurchase of common stock	(51,676)	—
Decrease in overdrafts	(7,608)	(724)
Proceeds from issuance of non-controlling interests	5,229	2,731
Distributions to and purchases of non-controlling interests	(10,295)	(7,969)
Net cash provided by financing activities	105,565	3,419
Net increase (decrease) in cash and cash equivalents	56,571	(14,203)
Cash and cash equivalents at beginning of period	74,310	97,906
Cash and cash equivalents at end of period	$130,881	$83,703
Supplemental information
Cash paid for interest, excluding amounts received of $17,828 under the interest rate cap contract for the three months ended March 31, 2023	$53,517	$84,531
Cash paid for taxes	923	336

V. Key Statistics

For the Three Months Ended March 31, 2022, and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	105
Revenue (,000)	$601,755	$593,926	(1.3)%
Number of patient days(b)(c)	289,217	286,746	(0.9)%
Number of admissions(b)(d)	9,457	9,438	(0.2)%
Revenue per patient day(b)(e)	$2,075	$2,058	(0.8)%
Occupancy rate(b)(f)	71%	72%	1.4%
Adjusted EBITDA (,000)	$35,967	$76,773	113.5%
Adjusted EBITDA margin	6.0%	12.9%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	30	32
Revenue (,000)	$220,634	$231,462	4.9%
Number of patient days(b)(c)	103,802	107,910	4.0%
Number of admissions(b)(d)	7,182	7,620	6.1%
Revenue per patient day(b)(e)	$1,943	$1,969	1.3%
Occupancy rate(b)(f)	84%	86%	2.4%
Adjusted EBITDA (,000)	$42,379	$47,216	11.4%
Adjusted EBITDA margin	19.2%	20.4%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,901	1,936
Working days(g)	64	64
Revenue (,000)	$271,940	$295,903	8.8%
Number of visits(b)(h)	2,310,086	2,636,770	14.1%
Revenue per visit(b)(i)	$102	$101	(1.0)%
Adjusted EBITDA (,000)	$26,596	$30,199	13.5%
Adjusted EBITDA margin	9.8%	10.2%
Concentra
Number of centers operated – end of period(b)	518	539
Working days(g)	64	64
Revenue (,000)	$423,423	$456,298	7.8%
Number of visits(b)(h)	3,116,898	3,217,945	3.2%
Revenue per visit(b)(i)	$125	$133	6.4%
Adjusted EBITDA (,000)	$89,469	$93,748	4.8%
Adjusted EBITDA margin	21.1%	20.5%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2022 and 2023

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2022	2023
Net income	$55,926	$85,257
Income tax expense	17,942	26,185
Interest expense	35,514	48,571
Equity in earnings of unconsolidated subsidiaries	(5,397)	(8,556)
Income from operations	103,985	151,457
Stock compensation expense:
Included in general and administrative	6,949	8,405
Included in cost of services	1,874	1,776
Depreciation and amortization	51,039	52,425
Adjusted EBITDA	$163,847	$214,063

Critical illness recovery hospital	$35,967	$76,773
Rehabilitation hospital	42,379	47,216
Outpatient rehabilitation	26,596	30,199
Concentra	89,469	93,748
Other(a)	(30,564)	(33,873)
Adjusted EBITDA	$163,847	$214,063

(a)	Other primarily includes general and administrative costs and other operating income, as discussed further above.

VII. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2023

(In millions, unaudited)

The following is a reconciliation of full year 2023 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VI for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2023 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$224	$254
Net income attributable to non-controlling interests	53	57
Net income	277	311
Income tax expense	92	102
Interest expense	192	192
Equity in earnings of unconsolidated subsidiaries	(38)	(42)
Income from operations	523	563
Stock compensation expense	43	43
Depreciation and amortization	214	214
Adjusted EBITDA	$780	$820